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On March 7, 2022, Limelight Networks, Inc. (“Limelight”) posted a replay of an investor call to its website related to its proposed acquisition of Edgecast Inc., a California corporation and a wholly owned subsidiary of College Parent, L.P., a Delaware limited partnership (“Seller”), and certain specified assets pursuant to the terms of the Stock Purchase Agreement, dated March 6, 2022, by and among Limelight and Seller.

REFINITIV STREETEVENTS EDITED TRANSCRIPT LLNW.OQ - Limelight Networks Inc Signs Definitive Agreement to Acquire Yahoo’s Edgecast- Conference CAll EVENT DATE/TIME: MARCH 07, 2022 / 1:00PM GMT REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2022 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. ‘Refinitiv’ and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. REFINITIV

MARCH 07, 2022 / 1:00PM, LLNW.OQ - Limelight Networks Inc Signs Definitive Agreement to Acquire Yahoo’s Edgecast- Conference Call C O R P O R A T E P A R T I C I P A N T S Daniel R. Boncel Limelight Networks, Inc. - Senior VP & CFO Robert A. Lyons Limelight Networks, Inc. - President, CEO & Director Sameet Sinha Limelight Networks, Inc. - VP of IR & Corporate Development C O N F E R E N C E C A L L P A R T I C I P A N T S Eric Martinuzzi Lake Street Capital Markets, LLC, Research Division - Head of Research & Senior Research Analyst James Dennis Breen William Blair & Company L.L.C., Research Division - Communication Services Analyst Jeffrey Lee Van Rhee Craig-Hallum Capital Group LLC, Research Division - Partner & Senior Research Analyst Michael Elias Cowen and Company, LLC, Research Division - Research Associate Rudy Grayson Kessinger D.A. Davidson & Co., Research Division - Research Analyst P R E S E N T A T I O N Operator Good morning, and welcome to the Limelight Networks and Edgecast Merger Conference Call. (Operator Instructions) I will now turn the call over to Sameet Sinha, Vice President, Investor Relations and Corporate Development for Limelight. Sameet Sinha - Limelight Networks, Inc. - VP of IR & Corporate Development Thank you, operator, and good morning, everyone. We appreciate all of you joining us on short notice to discuss the proposed combination of Limelight and Edgecast. As a reminder, this conference call is being recorded. I would like to point out that a press release and a presentation deck is also posted on the Limelight Investor Relations site and the Edgecast website. During the call, we will begin with prepared remarks about the rationale for the combination, the complementary asset synergies, the scale of the combined company and the vision to be a leader in edge solutions. And then we’ll open up the call for a question-and-answer session. Before we start off today, I’d like to say that we will be discussing certain matters that inherently involve forward-looking statements and a proposed merger transaction that ultimately may or may not be consummated. As a result, I would caution you to refer to the risk factors, which are outlined in our press release and SEC filings, where you will find a more detailed discussion of those risks and uncertainties. Also, in connection with the proposed merger that we’ll be discussing today, we’ll be filing certain documents, including a proxy statement with the SEC in the future, which are to encourage all of you and your stockholders to read because they contain important information. These documents can be found when filed on the SEC’s website. Joining me on the call today are Bob Lyons, President and Chief Executive Officer of Limelight; and Dan Boncel, Chief Financial Officer. Bob will talk about the investment thesis behind this combination, the vision and the long-term plan of this combined entity. Dan will then provide some more context on the financial details. Over to you, Bob. REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2022 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. ‘Refinitiv’ and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. REFINITIV 2

MARCH 07, 2022 / 1:00PM, LLNW.OQ - Limelight Networks Inc Signs Definitive Agreement to Acquire Yahoo’s Edgecast- Conference CAll Robert A. Lyons - Limelight Networks, Inc. - President, CEO & Director Thank you, Sameet, and welcome, everyone. We are excited to be speaking with you today to announce our agreement to acquire and merge Yahoo’s Edgecast with Limelight in a stock-for-stock transaction. This opportunity will create a globally scale of leader in edge-enabled application, content and video solutions for the outcome buyer. In another bit of exciting news, Limelight will soon rebrand as Edgio with the combined companies continuing to operate as Edgio following the close. We have been very transparent and forthcoming about our strategy and vision to transition Limelight from a video-focused CDN to an edge-enabled solutions company, a company with a full suite of solutions, delivering high-margin and diverse recurring revenue; a company that grows both organically and through acquisitions. We started delivering on that promise very early in my tenure by first stabilizing the company and then acquiring Layer0. We now take another significant step forward with the acquisition and merging of Edgecast. Let me share a few of the highlights of this exciting combination. First, our combined 2021 revenues exceeded $500 million. Second, we expect to improve our gross margins to approximately 60% over the next 2 years, with improved platform utilization, more high-margin revenue and identified net operational synergies of greater than $50 million. Third, we believe we will be recognized as having a market-leading application solution supported with Edgecast multilayer security and Limelight’s Layer0 products. Combined, we will have approximately $100 million of high-growth, high-margin security and applications revenue. Fourth, our combined networks would deliver more than 200 terabytes per second across more than 300 PoPs strategically located in most population centers around the world. Fifth, we will add new strategic equity partners in Apollo and Verizon through their sole ownership of Yahoo!, who are excited to support our vision and are fully aligned with our common shareholders. And last, with this combination, we believe we have taken a meaningful step toward our aspirational goal of being a rule afforded company. As a business unit of Yahoo!, Edgecast is a leading provider of security, edge video services and is the world’s third largest content delivery network. Today, Edgecast supports blue-chip media and technology companies around the world, delivering approximately 10% of global Internet traffic. Our combination immediately provides global scale at the edge and represents an important milestone in Limelight’s strategic shift to being a leader in edge-enabled solutions. In previous conversations, we have shared our fundamental commitments to only consider M&A opportunities that we believe can immediately improve shareholder value. Additionally, we have focused on 3 specific strategic objectives: one, improving our relative industry scale; two, expanding our security story; and three, extending our edge-enabled solutions to better utilize off-peak capacity. In Edgecast, we believe we have been able to achieve each of these strategic objectives. We will double our edge platform scale, while at the same time, increasing the scale of our edge application solutions by 5x to about $100 million in revenue. We strengthened our security story with the addition of enterprise-grade WAF, DDoS and bot security products. The addition of Edgecast industry-leading edge video platform further diversifies our revenue and the solutions that we can deliver from our edge platform. We also expect the transaction to be substantially and immediately accretive to shareholders at an acquisition multiple of approximately 1x 2021 annual revenue, which includes an additional $30 million of cash added to our balance sheet. Together, we will be 1 of the largest independent CDN companies in the world. Our edge platform powered by more than 300 globally distributed PoPs will provide a combined capacity of more than 200 terabytes per second and will carry a meaningful amount of global Internet traffic. We expect that our combined products will also accelerate our ability to capture more share of our $40 billion total addressable market. In 6 short months, we have taken our total addressable market from $12 billion to $40 billion and are now experiencing high growth. With Edgecast, we are further solidifying our ability to be recognized as a leader in edge software solutions for the outcome buyer. On a combined basis, our security and applications business will represent approximately $100 million of revenue with greater than 70% gross margins. More importantly, we will now have the most complete set of seamlessly integrated APIs for developers, including Jamstack, scaled edge, security, application operations and developer productivity tools as they look to migrate their platform to Web 3.0 architectures. Our API-first app REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2022 Refinitiv. All rights reserved. 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MARCH 07, 2022 / 1:00PM, LLNW.OQ - Limelight Networks Inc Signs Definitive Agreement to Acquire Yahoo’s Edgecast- Conference CAll ops framework for developers seamlessly leverages our platform so they can build better digital experiences by delivering applications faster and more securely unlike any other solution offered by competitors. We believe the combined company will be uniquely positioned to provide unmatched performance, productivity and security value at the edge for the outcome buyer. We will do this for a more diversified set of clients with better end-to-end services, a more complete edge solutions platform and an exceptionally scaled global network. All of this means that we can better serve the combined company’s diversified blue-chip customer base, including Amazon, Coach, Disney, First Republic Bank, HBO Max, Hulu, Yahoo!, British Telecom, Verizon, Microsoft, Peacock, Sony, TikTok and Twitter to name a few. In short, we believe the combined company will provide unmatched value to brands supporting many of the world’s most visited websites across technology, media, financial, communications and retail. Beyond the strategic value of this combination, we expect to also benefit from a number of important synergies. We have identified meaningful platform operational and commercial synergies that we believe will improve our profitability and growth profile. As previously shared, Limelight has been keenly focused on improving gross margins from improved automation and a migration of our network to a Linux operating system. With Edgecast, we have the opportunity to accelerate this initiative, given their previous investments in automation and current use of Linux across their edge network. Limelight has significant international presence, expertise in large cloud delivery, a growing sales and marketing team with proven client success practices, a high-growth app ops platform and a #1 performing network with superior video on-demand capabilities. With Edgecast, we add a proven channel program with partners such as Azure and Verizon, industry-leading live event capabilities, a multilayered edge security platform with scaled WAF, DDoS and bot management, a highly synergistic edge video platform, a highly automated CDN platform based on the Linux operating system and the IP resulting from over $85 million of product and development spend over the last 4 years. Our combined client roster is very complementary in nature with very little overlap. As such, we expect that the proposed transaction will meaningfully reduce client and revenue concentration. We expect revenue from our top 20 customers to reduce from a current 74% to a forecasted 61% and anticipate that our largest customer will not exceed 13% of total revenue based on current run rates. Additionally, we believe our extended product strength and geographic footprint will provide ample opportunity for upsell and cross-sell enabled growth. Our combined 2021 revenue baseline of approximately $500 million is supported by 3 strategic edge solutions: applications, content and video. On an annualized run rate basis, we expect to see a $20 million to $30 million initial burn rate that will be offset with $50 million of identified run rate net cost synergies. Post-integration and upon successful completion of these synergy initiatives, the combined company is anticipated to have a growth rate of approximately 10% to 15%, better than 50% gross margins, moving to 60%, approximately 10% to 15% EBITDA and positive free cash flow. A subtle yet very exciting aspect of this transaction is that we gain a valuable strategic partner in Apollo through his ownership of Yahoo!. Apollo has a proven track record of improving some of the world’s most innovative technology companies. With this transaction, both Apollo and Yahoo! are strategic partners and are closely aligned with our go-forward strategy. We believe they are perfectly aligned with our common shareholders believe in our strategy and management team and are adequately incentivized to support achieving our growth and profitability story. We are excited to have Apollo participate as both a large shareholder as well as Board members. We believe the experience, access and resources they bring to this opportunity will ensure that we continue building on our recent momentum. I’ll now turn the call over to Dan to provide additional details. Daniel R. Boncel - Limelight Networks, Inc. - Senior VP & CFO Thank you, Bob. We are confident that the combination of Limelight and Edgecast will expand our global reach, offer clients comprehensive end-to-end solutions and will accelerate our transformation to become the partner of choice for outcome buyers at the edge. REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2022 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. ‘Refinitiv’ and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. REFINITIV 4

MARCH 07, 2022 / 1:00PM, LLNW.OQ - Limelight Networks Inc Signs Definitive Agreement to Acquire Yahoo’s Edgecast- Conference CAll Our 2 companies have many complementary platforms and services that, together, we believe will accelerate our revenue growth rates and gross margin and adjusted EBITDA margin expansion through more robust delivery solutions, security product acceleration and expansion into adjacent areas. We believe this is a winning combination that has been unanimously approved by the Board of Directors of both companies. This combination is a stock-for-stock merger, and Limelight will pay an initial equity consideration of $300 million. The equity is subject to customary adjustments at closing, and it’s based on a 30-day volume weighted average price of $4.12, implying approximately 1x 2021 revenue. The purchase price also includes a $30 million investment in the combined company by Apollo through its ownership of Yahoo!, further demonstrating its conviction to this partnership and providing further liquidity following the transaction. At this valuation, we believe the transaction is immediately accretive for our shareholders. Yahoo! will receive 72.2 million shares of Limelight common stock at closing and will hold a 32% position in the combined company following close. In conjunction, the Limelight Board will expand to 9 members, 3 of which will be filled by Apollo-appointed directors. We are targeting to close in the summer of 2022, subject to approval of the stock issuance by Limelight stockholders, receipt of regulatory approvals and the satisfaction of other customary closing conditions. Yahoo! also may receive $100 million in additional equity based on stock price performance. To illustrate, Yahoo! gets the first tranche of $33 million worth of shares only after our stock trades at or above $6.18 per share for 10 trading days in any 30-day period, implying an additional $450 million in shareholder value during that period. Using that logic, the achievement of the entire $100 million stock performance earn-out would imply in excess of an additional $1 billion in shareholder value. We believe we structured this transaction in a manner such that the earn-out pays for itself many times over. For 2021, Limelight and Edgecast together generated annual revenue of approximately $500 million. On a combined basis, revenue was approximately 53% from edge delivery, 22% from edge applications and 25% from edge video. On a combined basis, in 2021, Limelight’s customer concentration with the top 20 clients would have reduced to 61% of revenue, down from 74% and our top clients would have been 13%, down from 29% during the same period. On a pro forma basis, this combination significantly diversifies our revenue among products and clients. In addition, Edgecast’s gross margins were significantly higher than our gross margins in 2021, driven by a higher proportion of their revenue coming from security and video SaaS-like products. With current gross margins in excess of 50% and approximately $25 million to $30 million in cost synergies expected to come from reduced colocation and Internet peering expenses, we believe this acquisition accelerates our goal of significantly improving our gross margin profile. We also expect $15 million to $20 million in net operating cost savings focused on headcount and facilities when coupled with the expected $25 million to $30 million of COGS-related synergies, it brings the expected total of net annual run rate synergies to approximately $50 million. We expect to achieve approximately half of the $50 million in the first 2 quarters after closing, which will offset our forecasted initial cash burn. We also anticipate significant revenue synergies, and we’ll provide more clarity around them as part of our integration process post close. We are very excited about the future of the combined entity, and we’ll provide updated guidance upon closing, between the increased industry TAM, our broader capabilities and platform when you combine our edge application products with their security and web CDN offerings, we expect significant revenue acceleration and margin expansion. From a long-term perspective, we expect the combined company to have the following profile: revenue growth of 20% to 25% and adjusted EBITDA margin of at least 15% to 20%. I’ll now turn the call back over to Bob. Bob? Robert A. Lyons - Limelight Networks, Inc. - President, CEO & Director Thanks, Dan. I want to again reiterate the compelling value and benefits we believe this transaction will deliver for our combined clients, shareholders and employees. It bolsters our solutions road map by enabling us to go after a larger total addressable market, diversifies our customer base, reduces revenue concentration, increases gross margins and add significant recurring revenue. We believe the proposed acquisition of Edgecast REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2022 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. ‘Refinitiv’ and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. REFINITIV 5

MARCH 07, 2022 / 1:00PM, LLNW.OQ - Limelight Networks Inc Signs Definitive Agreement to Acquire Yahoo’s Edgecast- Conference CAll is structured at a very attractive multiple with meaningful synergies and a large cash infusion to accelerate our ability to capture those synergies. We believe this will create meaningful value for our shareholders. Before turning to Q&A, I would also like to take a moment to touch on our new corporate identity. I’ve previously communicated our intention to rebrand Limelight, but to do so from a position of strength. Our recent business momentum and this transaction makes this the right time to do that. We will soon operate under the Edgio brand, and the combined company will continue operating as Edgio post-closing. This brand identity better captures our strategic intent to be the leading-edge solutions provider for the outcome buyer. We will provide additional information and details on this rebranding in the coming weeks. Please feel free to visit edg.io for more information on today’s announcement and our new company identity. I will now turn the call over to the operator for Q&A. Q U E S T I O N S A N D A N S W E R S Operator (Operator Instructions) Our first question comes from Jeff Van Rhee from Craig-Hallum Capital Group. Jeffrey Lee Van Rhee - Craig-Hallum Capital Group LLC, Research Division - Partner & Senior Research Analyst Several for me, if you would. I guess, first, talk about the integration, just key stages and steps. You talked about the common Linux platforms, but just — in terms of the sort of the top 3 things you’ve got to get done here right away in terms of integrating the businesses. And then secondly, I’m interested in the outcomes-based buyer. Obviously, you’ve mapped out the strategy to take Layer0 and the combined capabilities and pursue that outcomes-based buyer. With these 2 large installed bases, is the sales work still going to be very key to ongoing after new business? Or how do you think about up-sell, cross-sell into the installed basis? Robert A. Lyons - Limelight Networks, Inc. - President, CEO & Director Great. Jeff, it’s Bob. Thanks for the question. And thanks for the congratulations. We’re pretty excited about this deal, as you can imagine. As far as the integration, we spent a lot of time on that. We have a lot more work to do. But I think there’s a couple of key elements that we need to focus on. Obviously, primarily, we’re going to have 2 networks that we want to combine into 1. The synergy between the 2 networks is pretty nice actually when you think about it. They — their network is really optimized for small objects, security and web apps. Ours is for large object, large library. When we combine those together, not only is it a better experience for our customers because we have that all in 1 place, but also, they’re running on Linux, we’ve already talked about the fact that we have a lot of upside when we move to Linux. So they can help us do that more aggressively and faster. But having said all that, as we migrate these networks together, it’s — we’re going to be very thoughtful about it. We’re not going to — we’re going to stay true to our performance-first mentality and make sure we do it thoughtfully. It’s not going to happen in 6 months. It’s also not going to be 2 years either. So somewhere in between those times, and we’ll probably do it in stages. Now that we’ve gotten the announcement out there, we can bring more people into the conversation, and we’ll be able to build those detailed plans. We have enough to understand that we can do it and drive these synergies, and we’re pretty comfortable, but a lot more planning to do over the next 3 months. As far as the outcomes buyer, that’s an area we see since we announced that it’s a big untapped — unmet need in the marketplace. We think there’s a need for somebody to bring that together. One of the areas that we’re really excited about with this deal too is we have in our Layer0 acquisition, what we think is 1 of the best application development frameworks, Jamstack frameworks. Now we also bring to that enterprise class ready to go REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2022 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. ‘Refinitiv’ and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. REFINITIV 6

MARCH 07, 2022 / 1:00PM, LLNW.OQ - Limelight Networks Inc Signs Definitive Agreement to Acquire Yahoo’s Edgecast- Conference CAll with that. When those two things together, plus our scale that we’re bringing with this deal, I would argue we have the most complete solution on the market today for application, acceleration, performance and security. So we’re pretty excited about that. With that being said, there’s a couple of areas where we’re going to focus the sales team. We definitely going to focus on new growth. We’re going to be a growth company. We’ve said that. Some of the synergies there. They have a strong channel program, which we have not had historically. We are in the process of thinking about building one. Now we’ll be able to put those 2 together. We’ve ramped up our sales team in the last few months, as you know, we’ve talked about that. So the combination of our direct sales ramp up their channel program really creates a very compelling go-to-market channel for us. There is no doubt opportunities for cross-sell, up-sell. We’re going to do that. We’re going to do that very aggressively. But we’re going to do that in concert with being able to organically grow as well. We think we have the best application product out there. We want to make sure that we take advantage of that in the marketplace. So we’re pretty excited about that. Jeffrey Lee Van Rhee - Craig-Hallum Capital Group LLC, Research Division - Partner & Senior Research Analyst That’s great. Two last quick ones, if I could. The — in terms of Edgecast, how — give us a little bit of a history lesson, how was this business in terms of revenue growth over the last 3 years? What kind of operating margins were they delivering? I think you gave that $20 million to $30 million burn now, but maybe just a little history there. And then last one for me. You’ve talked a lot about taking the base business and driving utilization. Every point of utilization being $6 million, $7 million, $8 million, $9 million in incremental EBITDA. What does this do on a combined basis to utilization? Maybe just those 2 historical revenue growth and operating margin and some thoughts on utilization. Robert A. Lyons - Limelight Networks, Inc. - President, CEO & Director Yes. Let me start with the utilization first. There’s a couple of key points to that. Number one, obviously, moving to Linux faster will help us drive that utilization. Number two, the fact that now 40% of our revenue would be non-video CDN revenue, which really helps our utilization. That was our core strategy, as you recall. And then the other additional thing it’s really interesting. They have a pretty heavy concentration with live events. So their peak seasons are, let’s say, March — March Madness and things like that. And so the seasons are actually true to our lows and our seasonality. And so you put the 2 together, and that’s certainly going to translate into driving more utilization on our network. We’ve got some work to do to figure out what that will exactly turn out, but we think there’s a lot of opportunity there, and we’re pretty excited about that. As far as Edgecast, the way to think about Edgecast, their business was largely focused on applications and security — largely security, traditional CDN for video and then video platform. The video platform business was growing at a double-digit rate pretty reasonably for the last few years. Their security was growing robustly as well (inaudible) a little bit soft, but they over — came out with the other 2 pieces. The way we think about it is that the security growth tied with our Layer0 rapid growth is going to make a very robust growth platform for us. The video space will continue to be a growth. We’re going to continue to invest in that and focus on that. And then what we’ve done over the last 9 months with our operational model, we think we can also bring that to the CDN business and drive growth there. The other thing to keep in mind is that Edgecast was tucked into for the last 4 years, a very large company where they were really not main stage thing. And so they’ve largely been run as a product-oriented organization, not a sales commercial organization. So they’ve been driving those growth rates they have not really had a primary go-to-channel focus. And so we think we can actually build on that with the combination of the 2 companies. Operator Our next question comes from the line of Michael Elias from Cowen and Company. REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2022 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. ‘Refinitiv’ and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. REFINITIV 7

MARCH 07, 2022 / 1:00PM, LLNW.OQ - Limelight Networks Inc Signs Definitive Agreement to Acquire Yahoo’s Edgecast- Conference CAll Michael Elias - Cowen and Company, LLC, Research Division - Research Associate Earlier in the script, I believe you mentioned growing the company organically as well as via M&A. I mean this is a great but pretty notable transaction in terms of size. I just want to get a sense of moving forward, how should we think about your willingness or desire to pursue additional M&A deals? And then second, just wondering, it seems like you guys are putting the pieces of the puzzle together growing the company. I just - I’d like to know what additional capabilities do you feel like you need to add in order to be successful in driving Limelight or Edgio in the direction that you see it going? Robert A. Lyons - Limelight Networks, Inc. - President, CEO & Director Michael, thanks for the question. So there are really 3 strategic objectives that we have tied to our M&A strategy. First is to drive relevant scale in the industry. And we’ve talked about the fact that in our industry performance and price are the 2 biggest for taking market share. Price obviously, depending on your cost model. Those 2 things are mostly driven by scale so that we can drive scale in our business, the more we can compete and take market share. So we’ll continue to drive that. Number two, we’ve also been pretty bullish on the fact that we want to be known as a security company. And so we will keep strengthening our security story, and we’ll look for opportunities there. We have all this unused capacity during nonpeak times that we think we can do other things like access and multi-cloud connectivity and Zero Trust and things like that. And so we’ll look for opportunities there as well to better utilize this unused capacity in nonpeak times. So we’ll do those 3 things. This deal checks box and all 3 of those things. But the other thing we’ve also said is that any day we do have to be immediately value-accretive to our shareholders. That’s really important to us. And so we’ll be patient until we can find those deals. The way we do that is the same way we did it with Layer0 and the same way we’re doing it here is the other party really believes in the story and the strategy wants to participate going forward, and we think that’s an important part of these deals. So going forward, we’ll continue to build on those things like we’re going to be very thoughtful and opportunistic about that. I think that is too expensive or puts more burden on our balance sheet. We think there’s opportunities out there. I would say where our focus is going to shift now is largely around the security and connectivity focus that we talked about. Those will be a little bit more tuck-in of late, but other scaled opportunities come along like this that actually meet that criteria, we’d certainly be open to it. That’s going to be a part of our strategy going forward. Yes, no problem. It will definitely be a part of our strategy going forward, only we’re making... Operator Our next question comes from Eric Martinuzzi from Lake Street Capital Markets. Eric Martinuzzi - Lake Street Capital Markets, LLC, Research Division - Head of Research & Senior Research Analyst Congratulations on the significant transaction here. Not to take anything away from Limelight, but you do have other competitors out there. I’m curious to know what, in your mind, made Limelight the obvious partner for Apollo to approach for this transaction versus your competitors? Robert A. Lyons - Limelight Networks, Inc. - President, CEO & Director Yes. I think there’s a couple of factors. I think when you look at consolidation in the CDN space, one of the challenges that we all have is that we oftentimes share customers. And so if you do a merger, you’ll lose a lot of the value of that deal because customers will disagree, we want to change their traffic patterns to diversify again. And so with our - in this case, we only have 1 customer that overlaps and that 1 customer actually will see this as a benefit to them for a number of reasons. So there was very little overlap. That was unique. The secondary thing, we’ve spent a lot of time over the last 12 months putting together a strategy and executing on that and putting momentum back in the business. And when we started these conversations back in late summer or early fall, I think what really kind of changed those conversations is when Apollo spent - did their REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2022 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. ‘Refinitiv’ and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. REFINITIV 8

MARCH 07, 2022 / 1:00PM, LLNW.OQ - Limelight Networks Inc Signs Definitive Agreement to Acquire Yahoo’s Edgecast- Conference CAll homework and spent the time really understanding the opportunity, the outcome buyer strategy, or (inaudible) understood the synergies between the 2 companies. It really became very compelling. So one of the reasons why we structured the deal with the way we did is we think there’s more upside. And when you do the math, they’ll do much better playing forward with us strategically than they would just trying to do a traditional transaction. So it kind of got us to the right answer for meeting all of our criteria. But why this may not have worked for other competitors? I think largely because of overlap, and it is just fit really well with us. So it was very complementary in some of dimensions. Eric Martinuzzi - Lake Street Capital Markets, LLC, Research Division - Head of Research & Senior Research Analyst Okay. All right. So the investor event back in August, you apparently had other meetings besides that going on. Okay. And then second question for me. I guess you’re making good news to your airplane tickets. Let me ask on the customer diversification the - do you have - obviously, they’ve got their large customers. Do we have lock-ins or contractual handoffs here? Obviously, the Yahoo!, the Verizon traffic, is there. Can they up and leave how locked in are there significant customers? Robert A. Lyons - Limelight Networks, Inc. - President, CEO & Director Yes. The ones where we can like Yahoo! and Verizon, we have those part of getting to the announcement this morning was getting those things in place, and we’ve done all that. So we’re pretty comfortable there. We’ve also done a lot of work on some of the channel partners like Microsoft and making sure we’re good there. As far as the regular customers, obviously, we couldn’t talk to them. So we’re going to start that effort starting today and have those conversations. We know the industry well. And now - we’ve just got to perform better than in but make sure the pricing is fair, and we’ll be fine there. But I think given the traction that we put in Limelight over the last 12 months with our customer-first and performance-first model, we think that we actually are hopefully going to be in it’s going to be a benefit for them, not only to stay with us perhaps do more with us. Operator Our next question comes from James Breen from William Blair. James Dennis Breen - William Blair & Company L.L.C., Research Division - Communication Services Analyst Just on the network side, can you just talk about sort of the overlap geographically in the U.S. outside the U.S.? And then does this change at all, how you think about capital expenditures going forward? Robert A. Lyons - Limelight Networks, Inc. - President, CEO & Director Yes. Great question, James. Thanks for the question. I’ll start with the CapEx. Initially, we don’t expect that to change very much. Obviously, we’re going to spend money to integrate the 2 networks combined. So they’re running at a very similar CapEx rate as we are for the same reasons. And so we expect that for the foreseeable future to be largely the same. Obviously, when we have a unified network, there will certainly be some CapEx synergies, but nothing that we’re going to project at this point. As far as the overlap geographically, I think in the U.S., there is an overlap for sure, and there are synergies there. There’s also areas where we’re stronger and they’re not like LatAm and Canada for example. I think Europe and Asia Pac, it’s pretty covered. So we’ll just have much better penetration and capacity there than what we have today, which again translates into being able to deliver more for clients that are looking to do more there. I think the other important thing about the 2 networks is not only the geographic synergy and the architectural synergies, the fact we believe over the last that we’ve talked about have really climbed into the #1 slot for CDN particularly in North America and oftentimes globally for performance, REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2022 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. ‘Refinitiv’ and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. REFINITIV 9

MARCH 07, 2022 / 1:00PM, LLNW.OQ - Limelight Networks Inc Signs Definitive Agreement to Acquire Yahoo’s Edgecast- Conference CAll and they’re right behind us. So we take the 2 networks and put them together and we combine where they do really well on small objects and security, and we do really well in large library, large video and put those together, we should have a very performance-oriented network that’s going to be hard to compete with, and that’s 1 of the areas we’re going to really focus on. James Dennis Breen - William Blair & Company L.L.C., Research Division - Communication Services Analyst And then just secondly, any early idea on kind of the mix in terms of revenue inside the U.S. versus outside the U.S. of the combined company? Daniel R. Boncel - Limelight Networks, Inc. - Senior VP & CFO Yes, I’ll take that one, Jim. So their revenue is primarily focused in North America with North American customers. They have over 70% of their revenue is driven from North American customers with the rest in Europe and Asia primarily. Robert A. Lyons - Limelight Networks, Inc. - President, CEO & Director Yes. That’s actually one of the areas for the cross-sell, up-sell opportunity. We can now leverage our Asia Pac and EMEA teams to sell security that they have through those geographies. Operator (Operator Instructions) Our next question comes from Rudy Kessinger from D.A. Davidson. Rudy Grayson Kessinger - D.A. Davidson & Co., Research Division - Research Analyst Going back to, I think, the rev split you gave earlier, I think it said 22% was edge applications. I guess, I think/security, I think, inclusive of both. Can you further break down that 22% rev? How much is security versus maybe application orchestration? Daniel R. Boncel - Limelight Networks, Inc. - Senior VP & CFO Sure. I’ll take that, Rudy. So that 22% is combined revenue of Limelight plus Edgecast in 2021 numbers. And so with Limelight projected revenue Layer0 application, actually going forward ‘22, we estimate approximately $20 million related to that deal. And then you add on top of that, the security and traffic that comes along with those customers, you get to approximately $100 million as a combined company. Rudy Grayson Kessinger - D.A. Davidson & Co., Research Division - Research Analyst Okay. And then can you... Robert A. Lyons - Limelight Networks, Inc. - President, CEO & Director Sorry, go ahead, Rudy. Rudy Grayson Kessinger - D.A. Davidson & Co., Research Division - Research Analyst And then - no, no worries. And then I guess on the Edgecast customer base, just how many customers they have? What’s the average revenue per customer average size? Any further details you can give on that base just given the minimal overlap? REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2022 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. ‘Refinitiv’ and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. REFINITIV 10

MARCH 07, 2022 / 1:00PM, LLNW.OQ - Limelight Networks Inc Signs Definitive Agreement to Acquire Yahoo’s Edgecast- Conference CAll Robert A. Lyons - Limelight Networks, Inc. - President, CEO & Director Yes. We have about 600 to 700 customers for them. So you can do the math there, and it’s a significant average revenue per customer. Operator We currently have no further questions. So I will now hand back over to the management team for any closing remarks. Robert A. Lyons - Limelight Networks, Inc. - President, CEO & Director Okay. Well, thank you, everybody, for the call. We’re really excited about the opportunity to move this deal forward. And we look forward to having further conversations over the coming days. And thank you for your time this morning. Operator This concludes today’s call. Thank you for joining. You may now disconnect your lines. DISCLAIMER Refinitiv reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES REFINITIV OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2022, Refinitiv. All Rights Reserved. REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2022 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. ‘Refinitiv’ and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. REFINITIV 11

Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this communication contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (collectively, “forward-looking statements”). Certain statements in this communication may constitute forward-looking statements, which reflect the expectations of Limelight’s management regarding the business prospects and opportunities of Limelight and the transaction. The use of words such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “endeavor,” “potential,” “continue” or the negative of such words or other similar expressions can be used to identify forward-looking statements. Limelight’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors including but not limited to risks related to the satisfaction or waiver of the conditions to closing the proposed transaction (including the failure to obtain necessary regulatory, court and Limelight’s stockholder approvals) in the anticipated timeframe or at all, including the possibility that the proposed transaction does not close; the response of customers, business partners and competitors to the announcement of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; the possibility of significant unexpected transaction costs; risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; the company’s ability to achieve projected revenue increase, to realize run-rate cost synergy opportunities and/or market expansion fail to meet expectations; and unknown liabilities and the risk of litigation and/or regulatory actions related to the proposed transaction. Please also refer to the factors discussed under “Risk Factors” and “Special Note Regarding Forward-looking Information” in Limelight’s Annual Report on Form 10-K for the year ended December 31, 2021, with the U.S. Securities Exchange Commission (“SEC”), each as updated by Limelight’s continuous disclosure filings, which are available at www.sec.gov.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. All forward-looking statements herein are qualified in their entirety by its cautionary statement and are made as of the date of this communication. Limelight disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Additional Information and Where to Find It

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote, consent or approval in any jurisdiction, nor shall there by any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This communication has been prepared in respect of the proposed transaction involving Limelight and Edgecast pursuant to the terms of the definitive agreement, and may be deemed to be soliciting material relating to the transaction. In connection with the transaction, Limelight will file a proxy statement on Schedule 14A relating to a special meeting of the stockholders with the SEC. Additionally, Limelight will file other relevant materials in connection with the transaction with the SEC. Investors and securityholders of Limelight are urged to read the proxy statement and/or consent solicitation documents regarding the transaction and any other relevant materials carefully in their entirety when they become available before making any voting or investment decision with respect to the transaction because they will contain important information about the transaction and the parties to the definitive agreement. The definitive proxy statement will be mailed to holders of Limelight’s stock. Stockholders will be able to obtain a copy of the proxy statement, as well as other filings containing information about the transaction and the parties to the definitive agreement made by Limelight with the SEC free of charge on EDGAR at www.sec.gov, or on Limelight’s website at www.limelight.com. Information contained on, or that may be accessed through, the websites referenced in this communication is not incorporated into and does not constitute a part of this communication. We have included these website addresses only as inactive textual references and do not intend them to be active links.

Participants in the Solicitation

Limelight and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Limelight in respect of the transaction. Information about Limelight’s directors and executive officers is set forth in the proxy statement for Limelight’s 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 23, 2021. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the transaction when it becomes available.